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                                                                   EXHIBIT 99.1

   RadiSys Sells Additional $20 Million of 5.5% Convertible Subordinated Notes

HILLSBORO, Ore.--(BUSINESS WIRE)--Sept. 7, 2000--RadiSys Corporation (Nasdaq:RSYS) announced the sale today of $20 million aggregate principal amount of 5.5% convertible subordinated notes due 2007.

The notes were sold pursuant to the exercise of an over-allotment option granted to the initial purchasers of $100 million aggregate principal amount of the notes, the sale of which closed on Aug. 9, 2000. The notes are unsecured obligations, convertible into RadiSys Common Stock at a conversion price of $67.8038 per share and subordinated to all present and future senior indebtedness of RadiSys.

The Company may use these proceeds for future acquisitions and also expects to use these proceeds to repay debt and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

RadiSys (Nasdaq:RSYS) designs and manufactures building blocks for next-generation Internet, communications, industrial automation and medical equipment. As a leading independent provider to OEMs, RadiSys delivers a time-to-market advantage in a "virtual division" relationship with its customers. The building blocks include Intel-based embedded computers, DSP modules and algorithms, network interfaces and protocols, systems platforms, embedded software, systems engineering and integration services. RadiSys' highly differentiated position in the market is a result of its focus on Intel-based technology, having the broadest array of building blocks, having a "perfect fit" product development strategy and using its intellectual property to design customer subsystems.

RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies.

CONTACT: RadiSys Corporation
Brian Bronson, 503/615-1281
brian.bronson@radisys.com